Exhibit 99.1

Willdan Group Reports Increased Revenues and Earnings for Third Quarter 2017

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – November 2, 2017 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical solutions, today reported financial results for its third quarter ended September 29, 2017 and updated its previously provided targets for fiscal year 2017.

Third Quarter 2017 Highlights

•	Total contract revenue of $69.0 million, an increase of 18% over prior year
•	Organic revenue growth (as defined below) was 16% in the third quarter
•	Income from operations of $4.2 million, an increase of 37% over prior year
•	Diluted earnings per share of $0.31

For the third quarter of 2017, Willdan reported total contract revenue of $69.0 million and net income of $2.9 million, or $0.31 per diluted share.  This compares with total contract revenue of $58.7 million and net income of $2.5 million, or $0.28 per diluted share, for the third quarter of 2016.  An increase in Willdan’s effective tax rate from 18% to 31% as a result of the absence of a renewal of the Section 179D tax deductions resulted in earnings per share increasing at a lower rate than operating income.

“We see positive trends across Willdan as a result of our disciplined focus on expanding into new geographies, new customers and new programs with existing customers,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “It’s a good year.  We have won all of our recompetes this year.  The new acquisition of Integral Analytics is doing well as demonstrated by the Hawaiian Electric press release on October 19, 2017.  The number of opportunities is accelerating due to our new capabilities and geographies.”

Third Quarter 2017 Financial Highlights

Total contract revenue for the third quarter of 2017 was $69.0 million, an increase of 17.6% from $58.7 million for the third quarter of 2016. That increase was primarily due to continuing strong demand for our services in the Energy Efficiency Services and Engineering Services segments.  The revenues for those segments for the third quarter of 2017   increased 19.2% and 16.1%, respectively, from the third quarter of 2016.  Also included in our total contract revenue and contract revenue in our Energy Efficiency Services segment for the third quarter of 2017 was incremental contract revenue of $0.5 million attributable to the acquisition of Integral Analytics, Inc. (“Integral Analystics”) that we completed on July 28, 2017.  As the economy continues to grow, utility customers and governmental agencies continue to see demand from their constituents for a greener, more productive supply of energy and investment in governmental infrastructure. Organic revenue growth was 16% in the third quarter. Organic revenue growth is calculated as revenue generated by Willdan and its acquisition targets in the applicable period of the current year divided by the revenue generated by Willdan and its acquisition targets in the same period of the prior year.

Direct costs of contract revenue were $48.7 million for the third quarter of 2017, an increase of $6.1 million, or 14.5%, from $42.6 million for the third quarter of 2016.  The increase was primarily due to the expanded revenue base from new contracts commencing during the quarter in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), for the third quarter of 2017 was $31.7 million, an increase of 19.5% from $26.5 million for the third quarter of 2016.

Willdan Group

Total general and administrative expenses for the third quarter of 2017 increased 23.3% to $16.1 million, from $13.1 million for the prior year period, due primarily to the need for increased staffing in support of the continuing growth in our Energy Efficiency Services and Engineering Services segments, as well as an expansion of business development, M&A and other expenses aimed at accelerating growth and control.

Net income for the third quarter of 2017 was $2.9 million, or $0.31 per diluted share, as compared to net income of $2.5 million, or $0.28 per diluted share, for the third quarter of 2016.  The effective tax rate for the third quarter of 2017 was 30.9% compared to only 18.2% in the same period of 2016.  The increase in the effective tax rate is primarily due to the expiration of  tax deductions for energy efficiency projects in commercial buildings under Internal Revenue Code 179D.  The deductions were utilized in 2016 but have not been available in 2017.

The growth in revenue and improvement in project profitability enabled EBITDA (see “Use of Non-GAAP Financial Measures” below) to increase 45% to $5.8 million for the third quarter of 2017, as compared to $4.0 million for the third quarter of 2016.  EBITDA as a percentage of revenue, net of subcontractor services and other direct costs, was 18.3% in the third quarter of 2017, as compared with 14.9% for the third quarter of 2016.  EBITDA as a percentage of contract revenue, or EBITDA margin, was 8.4% in the third quarter of 2017, as compared to 6.8% for the third quarter of 2016.

Nine Months 2017 Financial Highlights

Total contract revenue for the nine months ended September 29, 2017 was $209.2 million, an increase of 38.1% from $151.5 million for the nine months ended September 30, 2016. $15.3 million of the increase was attributable to the acquisition of substantially all of the assets of Genesys Engineering, P.C. (“Genesys”) that we completed on March 4, 2016 and incremental contract revenue of $0.5 million attributable to the acquisition of Integral Analytics that was completed on July 28, 2017. The remaining increase was primarily due to  new projects and new customers in the Energy Efficiency and Engineering segments, which increased 48.6% and 17.9%, respectively, from the nine months ended September 30, 2016.

Direct costs of contract revenue increased 46.7% to $152.5 million, or 72.9% of revenue,  for the nine months ended September 29, 2017, compared to $103.9 million, or 68.6% of revenue, for the nine months ended September 30, 2016.  $14.0 million of the increase in direct costs resulted from the acquisition of substantially all of the assets of Genesys, which also accounts for most of the increase in direct costs as a percentage of revenues, as Genesys’ projects tend to have a significantly higher percentage of equipment and subcontractor costs than much of the rest of Willdan’s business mix.

Revenue, net of subcontractor services and other direct costs, for the nine months ended September 29, 2017 increased 18.1% to $90.3 million, compared with $76.4 million for the nine months ended September 30, 2016.

Total general and administrative expenses for the nine months ended September 29, 2017 were $46.0 million, an increase of 18.7% from $38.7 million for the prior year period, primarily due to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

Net income for the nine months ended September 29, 2017 was $8.8 million, or $0.97 per diluted share, as compared to net income of $6.7 million, or $0.79 per diluted share, for the nine months ended September 30, 2016.  Income tax expense was $1.8 million for the nine months ended September 29, 2017, as compared to $2.0 million for the nine months ended September 30, 2016.

The growth in revenues enabled EBITDA to grow 26.9% to $14.5 million for the nine months ended September 29, 2017, compared with $11.4 million for the nine months ended September 30, 2016.  EBITDA as a percentage of revenue, net of subcontractor services and other direct costs, was 16.1% for the nine months ended September 29, 2017, as compared with 15.0% for the nine months ended September 30, 2016.

Willdan Group

Liquidity and Capital Resources

Willdan reported $5.6 million in cash and cash equivalents at September 29, 2017, as compared to $22.7 million at December 30, 2016.  The decrease in cash and cash equivalents was primarily due to cash paid for the acquisition of Integral Analytics of $15.0 million, payments of $4.9 million for contingent consideration and notes payable related to our prior acquisitions and $1.8 million for purchases of equipment and leasehold improvements, which was partially offset by cash proceeds from stock option exercises and sales of common stock under our employee stock purchase plan of $2.6 million and cash provided by operations of $2.0 million.

Outlook

Willdan updated the following financial targets for fiscal year 2017:

•	Total contract revenue of $255 - $265 million
•	Diluted earnings per share of $1.12 - $1.18
•	Effective tax rate of approximately 40% for the remaining quarter
•	Diluted share count of 9.25 million shares
•	Depreciation of $1.6 million
•	Amortization of $2.7 million

Over the long-term, Willdan continues to target both organic and acquisitive revenue growth of greater than 10%, resulting in total revenue growth of greater than 20% per year.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 2, 2017, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-394-8218 and providing conference ID 5266745.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 5266745.  The replay will be available through November 16, 2017.

About Willdan Group, Inc.

Willdan provides professional technical and consulting services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor services and other direct costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily

Willdan Group

be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), interest accretion and depreciation and amortization. EBITDA is not a measure of net income (loss) determined in accordance with GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor services and other direct costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Willdan’s targets for fiscal year 2017 and the expected benefits of Willdan’s recent acquisition of Integral Analytics. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including its recent acquisition of Integral Analytics, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan's SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2016 and the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 29, 2017. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 29,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$5,603,000	$22,668,000
Accounts receivable, net of allowance for doubtful accounts of $516,000 and $785,000 at September 29, 2017 and December 30, 2016, respectively	36,084,000	30,285,000
Costs and estimated earnings in excess of billings on uncompleted contracts	27,188,000	18,988,000
Other receivables	1,778,000	699,000
Prepaid expenses and other current assets	2,831,000	2,601,000
Total current assets	73,484,000	75,241,000
Equipment and leasehold improvements, net	5,360,000	4,511,000
Goodwill	40,056,000	21,947,000
Other intangible assets, net	11,145,000	5,941,000
Other assets	807,000	707,000
Total assets	$130,852,000	$108,347,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,048,000	$17,395,000
Accrued liabilities	17,755,000	19,049,000
Contingent consideration payable	777,000	1,925,000
Billings in excess of costs and estimated earnings on uncompleted contracts	7,102,000	8,377,000
Notes payable	1,276,000	3,972,000
Capital lease obligations	307,000	334,000
Total current liabilities	50,265,000	51,052,000
Contingent consideration payable	8,205,000	2,537,000
Notes payable	1,500,000	2,074,000
Capital lease obligations, less current portion	177,000	210,000
Deferred lease obligations	650,000	714,000
Deferred income taxes, net	3,626,000	1,842,000
Total liabilities	64,423,000	58,429,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,764,000 and 8,348,000 shares issued and outstanding at September 29, 2017 and December 30, 2016, respectively	88,000	83,000
Additional paid-in capital	50,043,000	42,376,000
Retained earnings	16,298,000	7,459,000
Total stockholders’ equity	66,429,000	49,918,000
Total liabilities and stockholders’ equity	$130,852,000	$108,347,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016

Contract revenue	$69,007,000	$58,660,000	$209,191,000	$151,516,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	11,425,000	10,421,000	33,594,000	28,753,000
Subcontractor services and other direct costs	37,310,000	32,134,000	118,881,000	75,161,000
Total direct costs of contract revenue	48,735,000	42,555,000	152,475,000	103,914,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	8,691,000	7,825,000	26,092,000	23,035,000
Facilities and facility related	1,235,000	1,039,000	3,478,000	2,978,000
Stock-based compensation	896,000	268,000	1,992,000	732,000
Depreciation and amortization	1,053,000	742,000	2,896,000	2,308,000
Other	4,214,000	3,178,000	11,548,000	9,694,000
Total general and administrative expenses	16,089,000	13,052,000	46,006,000	38,747,000
Income from operations	4,183,000	3,053,000	10,710,000	8,855,000

Other income (expense):
Interest expense	(23,000)	(43,000)	(88,000)	(137,000)
Other, net	18,000	—	56,000	2,000
Total other expense, net	(5,000)	(43,000)	(32,000)	(135,000)
Income before income taxes	4,178,000	3,010,000	10,678,000	8,720,000

Income tax expense	1,292,000	548,000	1,839,000	1,990,000
Net income	$2,886,000	$2,462,000	$8,839,000	$6,730,000

Earnings per share:
Basic	$0.33	$0.30	$1.03	$0.82
Diluted	$0.31	$0.28	$0.97	$0.79

Weighted-average shares outstanding:
Basic	8,730,000	8,308,000	8,580,000	8,181,000
Diluted	9,248,000	8,720,000	9,138,000	8,516,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 29,	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$8,839,000	$6,730,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,976,000	2,314,000
Deferred income taxes, net	1,784,000	2,556,000
Loss on sale/disposal of equipment	26,000	3,000
(Recovery of) provision for doubtful accounts	(98,000)	92,000
Stock-based compensation	1,992,000	732,000
Accretion and fair value adjustments of contingent consideration	779,000	(139,000)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(5,061,000)	5,148,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(8,200,000)	(7,956,000)
Other receivables	(1,071,000)	(1,918,000)
Prepaid expenses and other current assets	(167,000)	(335,000)
Other assets	44,000	56,000
Accounts payable	5,408,000	1,760,000
Accrued liabilities	(3,340,000)	5,246,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,812,000)	2,469,000
Deferred lease obligations	(64,000)	(9,000)
Net cash provided by operating activities	2,035,000	16,749,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,826,000)	(1,386,000)
Cash paid for acquisitions, net of cash acquired	(14,603,000)	(8,857,000)
Net cash used in investing activities	(16,429,000)	(10,243,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,659,000)	(1,285,000)
Payments on notes payable	(3,270,000)	(3,083,000)
Principal payments on capital lease obligations	(323,000)	(411,000)
Proceeds from stock option exercise	1,751,000	164,000
Proceeds from sales of common stock under employee stock purchase plan	830,000	209,000
Net cash used in financing activities	(2,671,000)	(4,406,000)
Net (decrease) increase in cash and cash equivalents	(17,065,000)	2,100,000
Cash and cash equivalents at beginning of period	22,668,000	16,487,000
Cash and cash equivalents at end of period	$5,603,000	$18,587,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$88,000	$137,000
Income taxes	2,142,000	2,046,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$—	$4,569,000
Issuance of common stock related to business acquisitions	3,099,000	2,228,000
Contingent consideration related to business acquisitions	5,400,000	—
Other payable for working capital adjustment	1,881,000	—
Other receivable for working capital adjustment	—	604,000
Equipment acquired under capital leases	263,000	186,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Services and Other Direct Costs”

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016
Contract revenue	$69,007,000	$58,660,000	$209,191,000	$151,516,000
Subcontractor services and other direct costs	37,310,000	32,134,000	118,881,000	75,161,000
Revenue, net of subcontractor services and other direct costs	$31,697,000	$26,526,000	$90,310,000	$76,355,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016
Net income	$2,886,000	$2,462,000	$8,839,000	$6,730,000
Interest expense	23,000	43,000	88,000	137,000
Income tax expense	1,292,000	548,000	1,839,000	1,990,000
Interest accretion(1)	498,000	168,000	779,000	278,000
Depreciation and amortization	1,106,000	742,000	2,976,000	2,308,000
EBITDA	$5,805,000	$3,963,000	$14,521,000	$11,443,000

(1)

Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisitions of Abacus Resource Management Company, Economists.com, LLC, Integral Analytics and substantially all of the assets of 360 Energy Engineers, LLC.

Willdan Group

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com